Exhibit 99.1

Ken Tinsley	Karli Overmier
Investor Relations	Public Relations
Opsware Inc.	Barokas Public Relations
408-212-5241	206-344-3132
ktinsley@opsware.com	karli@barokas.com

OPSWARE INC. ANNOUNCES FINAL DISTRIBUTION OF STOCK BY BENCHMARK CAPITAL

Sunnyvale, CA — June 15, 2005 — Opsware Inc. (NASDAQ: OPSW), the leading provider of IT automation and utility computing software, today reported that Benchmark Capital has distributed its remaining common stock of Opsware Inc.  The final distribution to limited partners of Benchmark Capital totaled approximately 1.4 million shares and was completed on June 14, 2005.

“We are grateful to Benchmark for their direction in the early stages of Opsware’s development,” said Ben Horowitz, Opsware president and CEO.  “Benchmark was a critical partner in making Opsware the fastest growing public enterprise software company today and we thank them.”

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading IT automation and utility computing software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers, network devices and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers, network devices and applications. Over 250 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our web site at www.opsware.com.

Opsware is a service mark and trademark of Opsware Inc.

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